Exhibit 10.3

July 22, 2009

Ford-UAW Holdings LLC
15041 Commerce Drive South
Rotunda Court #4
Dearborn, MI  48120

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement dated as of April 7, 2008 (the "Note Purchase Agreement") by and among, Ford Motor Company, as Issuer ("Ford"), you, as Purchaser, and the Subsidiary Guarantors named therein relating to the $3 billion principal amount 9.5% Guaranteed Secured Note due January 1, 2018 ("Second Lien Note") issued by Ford to you. (Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Note Purchase Agreement.)

1.
Second Lien Debt Limitation.  Section 8.6 of the Note Purchase Agreement restricts Ford from having more than $4 billion of second lien debt secured by its assets outstanding at any time, subject to certain exceptions.  To permit Ford to borrow funds from the U.S. Department of Energy or other federal governmental authorities (or a commercial bank and guaranteed by the U.S. Department of Energy or other federal governmental authority) in excess of $4 billion secured on a second lien basis with the Collateral pledged under the Credit Agreement and the Loan Documents, including the Collateral Trust Agreement and the Security Agreement, the parties to the Note Purchase Agreement wish to amend this restriction. Accordingly, the parties to the Note Purchase Agreement hereby agree to amend Section 8.6 of the Note Purchase Agreement to read in its entirety as set forth in Attachment A hereto.

2.
Additional Covenants.  Consistent with the terms of the amendment set forth in paragraph 1 above, the parties to the Note Purchase Agreement hereby agree to amend the Note Purchase Agreement by amending Section 8.5 of the Note Purchase Agreement and adding new sections 8.9 through 8.23 as additional covenants of Ford, each as set forth in Attachment B hereto. Capitalized terms used in Attachment B and not otherwise defined in the Note Purchase Agreement shall have the meanings ascribed to them in the Credit Agreement and the Loan Documents.

3.
Additions and Deletions of Guarantors.  The parties to the Note Purchase Agreement hereby agree to amend Schedule 1 thereto to read in its entirety as set forth in Attachment C hereto to reflect the deletion of Land Rover North America, Inc. as a Subsidiary Guarantor and the addition of Ford BH1 Ltd, Ford BH2 Ltd and Volvo Holding Company Inc. as Subsidiary Guarantors and Non-Recourse Parties under the Note Purchase Agreement and the Guaranty endorsed on the Note, such deletions and additions having been made in accordance with the terms of the Credit Agreement.

4.	Amendment to Sections 9(c) and (h). The parties to the Note Purchase Agreement hereby agree to amend the Note Purchase Agreement by changing Section 9(c) and Section 9(h) to read as follows:

"(c) the Issuer or any Significant Guarantor (as defined in the Credit Agreement) shall default in the observance or performance of (i) its agreements under Section 8.2, (ii) its agreements under Section 8.13 or Section 8.14 for a period of 20 consecutive days or (iii) any other agreement contained in this Agreement and, with respect to clause (iii) only, such default shall continue unremedied for a period of 30 days after notice thereof to the Issuer by the holder of the Note; or"

“(h)(i) an Event of Default under clause (d), (e), (g), (h) or (k) of Section 8 of the Credit Agreement shall have occurred and be continuing; or (ii) an Event of Default under any other clause of Section 8 of the Credit Agreement shall have occurred and be continuing that has resulted in any outstanding indebtedness or other obligations thereunder to be declared immediately due and payable;”.

Other than as amended hereby, the Note Purchase Agreement shall remain unchanged and in full force and effect.

Sincerely,

FORD MOTOR COMPANY, as Issuer

By:	/s/ Neil M. Schloss
Name: Neil M. Schloss
Title: Vice President and Treasurer

3000 SCHAEFER ROAD COMPANY
FORD GLOBAL TECHNOLOGIES, LLC
FORD MOTOR SERVICE COMPANY
FORD MOTOR VEHICLE ASSURANCE COMPANY, LLC
FORD TRADING COMPANY, LLC
LAND ROVER NORTH AMERICA, INC.
VOLVO CARS OF NORTH AMERICA, LLC, as Subsidiary Guarantors

By:	/s/ Neil M. Schloss
Name: Neil M. Schloss
Title: Treasurer or Assistant Treasurer

FORD BH1 LTD
FORD BH2 LTD
FORD EUROPEAN HOLDINGS LLC
FORD HOLDINGS LLC
FORD INTERNATIONAL CAPITAL LLC
FORD MEXICO HOLDINGS, INC.
FORD COMPONENT SALES, L.L.C.
VOLVO HOLDING COMPANY INC., as Subsidiary
Guarantors

By:	/s/ David M. Brandi
Name: David M. Brandi
Title: Assistant Treasurer

FORD SOUTH AMERICA HOLDINGS, LLC, as Subsidiary Guarantor

By: Ford Motor Company, as sole member

By:	/s/ Neil M. Schloss
Name: Neil M. Schloss
Title: Vice President and Treasurer

GRUPO FORD, S. de R.L. de C.V., as Subsidiary Guarantor

By:	/s/ David M Brandi
Name: David M. Brandi
Title: Attorney-in-Fact

The foregoing agreement is hereby accepted as of the date first written above:

FORD-UAW HOLDINGS LLC

By:	/s/ Peter J. Daniel
Name: Peter J. Daniel
Title: Chairman and Chief Executive Officer

ATTACHMENT A

8.6           Limitation on Secured Debt.  Other than Permitted Liens (as defined below), the Issuer shall not at any time have outstanding more than $20,485,000,000 principal amount of indebtedness for borrowed money secured on a first lien basis with its assets nor more than $14,400,000,000 principal amount of indebtedness for borrowed money secured on a second or junior lien basis with its assets; provided, however, that (i) any such indebtedness for borrowed money secured on a second or junior lien basis in excess of $4 billion (including the Note) ("Junior Lien Debt") shall consist only of loans from or obligations to the U.S. Department of Energy or other federal governmental authorities (or a commercial bank and guaranteed by the U.S. Department of Energy or other federal governmental authority) , (ii) any Junior Lien Debt  shall be secured by a lien on Collateral pledged under the Credit Agreement and the Loan Documents, including the Collateral Trust Agreement and the Security Agreement that, although constituting Permitted Second Lien Debt thereunder, will, as between the Purchaser or any subsequent holder of the Note and the lenders of such Junior Lien Debt, be  junior to the second lien securing the Note, and the priority of which will be governed by an intercreditor agreement among the parties hereto and the lenders of such Junior Lien Debt substantially similar to the intercreditor provisions of Section 8 of the Collateral Trust Agreement (as if the second lien securing the Note were a first priority secured obligation and the Junior Lien Debt were a second priority secured obligation), and (iii) this Agreement shall be amended to reflect the benefit of any terms contained in existing and future Junior Lien Debt if such terms, taken as whole, are more favorable to the lenders thereof than those contained herein for the benefit of the Purchaser or any subsequent holder of the Note (other than in respect of interest rates, fees, call protection or the absence of a call feature, premiums or maturity dates), provided, however, that to the extent the future Junior Lien Debt provides for specified project financing, this clause (iii) shall not apply to any terms that relate to such project or its eligibility for financing; provided further that any such amendments shall have effect only for so long as is necessary to comply with this clause (iii).  For avoidance of doubt, such amendments shall no longer have effect after any such Junior Lien Debt is no longer outstanding or its terms, taken as whole, are no longer more favorable from a lender’s perspective than the terms of the Note without such amendments.

"Permitted Liens" for purposes hereof shall mean:

(a) liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Issuer in conformity with United States generally accepted accounting principles ("GAAP");

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like liens arising in the ordinary course of business;

(c) permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or  minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer and its subsidiaries taken as a whole;

(d) leases, licenses, subleases or sublicenses of assets (including, without limitation, real property and intellectual property rights) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer and its subsidiaries taken as a whole and licenses of trademarks and intellectual property rights in the ordinary course of business;

(e) pledges or deposits made in the ordinary course of business or statutory liens imposed in connection with worker’s compensation, unemployment insurance or other types of social security or pension benefits or liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f) liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Issuer or any of its subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments;

(g) purchase money liens on property (other than shares of capital stock or indebtedness) existing at the time of acquisition (including acquisition through amalgamation, merger or consolidation) or to secure the payment of any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof or to secure indebtedness provided, or guaranteed, by a governmental authority to finance research and development, limited in each case to the property purchased (or developed) with the proceeds thereof;

(h) other than liens existing pursuant to the Credit Agreement and the Loan Documents (as defined therein), liens in existence on the Closing Date; provided that no such lien is spread to cover any additional property after the Closing Date and that  the amount of indebtedness for borrowed money secured thereby is not increased;

(i) liens on property or capital stock of a person at the time such person becomes a subsidiary of the Issuer; provided however, that such liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a subsidiary; provided further, however, that any such lien may not extend to any other property owned by the Issuer or any subsidiary of the Issuer;

(j) liens on property at the time the Issuer acquires the property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that such liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such liens may not extend to any other property owned by the Issuer or any subsidiary of the Issuer;

(k) any lien securing the renewal, refinancing, replacing, refunding, amendment, extension or modification, as a whole or in part, of any indebtedness secured by any lien permitted by clause (g), (h), (i), (j), and (u) of this definition or this paragraph (k) without any change in the assets subject to such lien;

(l) any lien arising out of claims under a judgment or award rendered or claim filed, so long as such judgments, awards or claims do not constitute an event of default under the Credit Agreement;

(m) any lien consisting of rights reserved to or vested in any governmental authority by any statutory provision;

(n) liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;

(o) liens in favor of lessors pursuant to sale and leaseback transactions to the extent the disposition of the asset subject to any such sale and leaseback transaction is permitted under the Credit Agreement;

(p) liens under industrial revenue, municipal or similar bonds;

(q) liens on securities accounts (other than liens to secure indebtedness for borrowed money);

(r) statutory liens incurred or pledges or deposits made in favor of a governmental authority to secure the performance of obligations of the Issuer or any of its subsidiaries under environmental laws to which any assets of the Issuer or any such subsidiaries are subject;

(s) liens granted by the Issuer or any of its subsidiaries to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that any such lien is limited to the assets located at or about such leased properties;

(t) servicing agreements, development agreements, site plan agreements and other agreements with governmental authorities pertaining to the use or development of any of the property and assets of the Issuer consisting of real property, provided same are complied with; and

(u) liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of the Issuer; provided that the outstanding amount of all such obligations and liabilities shall not exceed $500,000,000 at any time.

ATTACHMENT B

8.5             Consolidations, Mergers and Conveyances. (a) Each of the Issuer and the Subsidiary Guarantors may consolidate with, or sell or convey all or substantially all its assets to, or merge with or into, (1) any entity if the Issuer or such Subsidiary Guarantor or another Subsidiary Guarantor shall be the continuing entity or (2) any entity existing under the laws of (i) the United States, any state thereof, or the District of Columbia, in the case of the Issuer, and (ii) any jurisdiction, in the case of a Significant Guarantor in connection with an asset sale permitted under Section 7.5 of the Credit Agreement; provided, however, that in the case of clause (1) there shall be no default or event of default continuing after giving effect to such transaction; and provided further that in the case of clause (2) that is not in connection with an asset sale that is permitted under Section 7.5 of the Credit Agreement, (x) the successor entity shall expressly assume the due and punctual payment of the principal of and interest on the Note, in the case of the Issuer, in accordance with its terms and the due and punctual performance and observance of all the covenants and conditions of this Agreement and the Note, in the case of the Issuer, or this Agreement and the Guaranty, in the case of a Subsidiary Guarantor, by an instrument satisfactory to the Purchaser in its reasonable judgment, executed and delivered to the Purchaser by such entity, and (y) such successor entity shall not, immediately after such merger or consolidation or such sale or conveyance, be in default in the performance of any such covenant or condition.

(b) Upon any consolidation by the Issuer or a Subsidiary Guarantor with or merger by the Issuer or a Subsidiary Guarantor into any other person or any conveyance, transfer or lease of the properties and assets of the Issuer or a Subsidiary Guarantor substantially as an entirety in accordance with Section 8.5(a) hereof, (x) the successor Person formed by such consolidation or into which the Issuer or Subsidiary Guarantor, as the case may be, is merged or to which such conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer hereunder and under the Note, or of such Subsidiary Guarantor under the Guaranty, as the case may be, with the same effect as if such successor had been named as the Issuer or such Subsidiary Guarantor, as the case may be, and (y) thereafter, the predecessor entity shall be relieved of all obligations and covenants hereunder and under the Note.

(c) Notwithstanding anything to the contrary contained herein or in the Note, if a Subsidiary Guarantor is released from its guaranty under the Credit Agreement, such Subsidiary Guarantor shall automatically be released from the Guaranty (without requirement of notice to or consent of the Purchaser or any holder of the Note).  If requested by the Issuer, the holders of the Note agree to take promptly any action reasonably requested by the Issuer to evidence the release of such Subsidiary Guarantor from its guaranty.

8.9   Maintenance of Business; Existence. The Issuer  will continue to engage primarily in the automotive business and preserve, renew and keep in full force and effect its corporate existence and take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect.

8.10 Maintenance of Property; Insurance. The Issuer  will, and will cause each Significant Guarantor to, maintain, as appropriate, with insurance companies that the Issuer believes (in the good faith judgment of the management of the Issuer) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts (after giving effect to any self-insurance which the Issuer believes (in the good faith judgment of management of the Issuer) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Issuer believes (in the good faith judgment of the management of the Issuer) are reasonable in light of the size and nature of its business.

8.11 Notices. Promptly upon a Responsible Officer of the Issuer becoming aware thereof, the Issuer will give notice to the holder of the occurrence of any default or event of default hereunder. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Issuer or the relevant Subsidiary proposes to take with respect thereto.

8.12  Additional Collateral, etc. (a) Within 30 days after the formation or acquisition of any Additional Subsidiary Guarantor (or the making of a single investment or a series of related investments having a value (determined by reference to Net Book Value, in the case of an investment of assets) of $500,000,000 or more in the aggregate by the Issuer or a Subsidiary Guarantor, directly or indirectly, in a Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Subsidiary Guarantor that results in such Domestic Subsidiary becoming an Additional Subsidiary Guarantor), the Issuer shall (or shall cause the relevant Subsidiary to) (i) execute and deliver to the Collateral Trustee such amendments or supplements to the Security Agreement as the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such Additional Subsidiary Guarantor (or Domestic Subsidiary receiving such investment(s)), (ii) deliver to the Collateral Trustee the certificates, if any, representing such Capital Stock (to the extent constituting “certificated securities” under the UCC), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) cause such Additional Subsidiary Guarantor (or Domestic Subsidiary receiving such investment(s)) (A) to become a party to the Security Agreement, the Guarantee and the Collateral Trust Agreement, (B) to take such actions as necessary to grant to the Collateral Trustee for the benefit of the Secured Parties a valid, perfected security interest in the Collateral described in the Security Agreement with respect to such Additional Subsidiary Guarantor (or Domestic Subsidiary receiving such investment(s)), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by law.

(b) Within 30 days after the formation or acquisition any new Foreign Subsidiary the Capital Stock of which is owned directly by the Issuer or any Subsidiary Guarantor (other than the Capital Stock of any Excluded Subsidiary or any other Subsidiary to the extent the ownership interest in such Subsidiary has a Net Book Value of $500,000,000 or less), the Issuer shall (or shall cause the relevant Subsidiary to) promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Security Agreement as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected security interest in a portion of the Capital Stock of such new Foreign Subsidiary that is owned by the Issuer or such Subsidiary Guarantor (provided that in no event shall more than 66% of the total outstanding Voting Stock of any such new Foreign Subsidiary be required to be so pledged unless the Issuer in its sole discretion otherwise agrees) and (ii) deliver to the Collateral Trustee the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Issuer or the relevant Subsidiary Guarantor, and take such other action as may be reasonably requested by the Collateral Trustee or the Administrative Agent in order to perfect the Collateral Trustee’s security interest therein (provided that in no event shall such actions require the execution or delivery of a pledge agreement or similar instrument governed by any law other than the laws of the State of New York).

(c) The Issuer shall use its commercially reasonable efforts to (i) grant a security interest in the Capital Stock of any newly-formed or after-acquired joint venture (or a holding company parent thereof) owned directly by the Issuer or a Subsidiary Guarantor if the amount recorded by the Issuer or such Subsidiary Guarantor as its investment in such joint venture exceeds $250,000,000 and (ii) in the case of any domestic joint venture in which the Issuer directly or indirectly owns at least 80% of the voting or economic interest, to cause such joint venture to become a Subsidiary Guarantor (in each case, it being understood that such efforts shall not require any economic or other significant concession with respect the terms of such joint venture arrangements).

(d) Within 60 days of the occurrence thereof, the Issuer will notify the Collateral Trustee and the Administrative Agent of any changes to the name, jurisdiction of incorporation or legal form of the Issuer or any Subsidiary Guarantor.

(e) The Issuer shall promptly take such steps as the Administrative Agent may reasonably request in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created in the Collateral. Notwithstanding anything to the contrary herein or in any other Loan Document, neither the Issuer nor any Subsidiary Guarantor shall be required to perfect the security interests granted by it in any Collateral by any means other than by (a) execution, delivery and recordation of a Mortgage, (b) filings pursuant to the Uniform Commercial Code of the relevant State(s) (including with respect to fixtures covered by any Mortgage) or equivalent filings under local jurisdictions to the extent required with respect to the pledge of the Capital Stock of any member of the Restricted Pledgee Group, (c) delivery to the Collateral Trustee to be held in its possession of each promissory note listed on Schedule 5.1(g) to the Credit Agreement, together with an undated endorsement for each such promissory note executed in blank by a duly authorized officer of the pledgor thereof, and, to the extent certificated and constituting “certificated securities” under the UCC, Capital Stock listed on Schedule 4.13 to the Credit Agreement or required to be pledged pursuant to Section 6.7(a) of the Credit Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (d) delivery of each other promissory note or certificated Capital Stock and constituting “certificated securities” under the UCC constituting Collateral to the extent such promissory note evidences Indebtedness, or such Capital Stock has a Net Book Value, in excess of $250,000,000, together with an undated endorsement or stock power for each such promissory note or certificate, as applicable, executed in blank by a duly authorized officer of the pledgor thereof and (e) filing with the United States Patent and Trademark Office against trademarks listed on Schedule 1.1F to the Credit Agreement.

8.13 Borrowing Base . The Issuer shall not permit the Outstanding Amount of Borrowing Base Debt at any time to exceed the Borrowing Base in effect at such time for any period of five consecutive Business Days.

8.14 Available Liquidity. The Issuer shall not permit Available Liquidity to be less than $4,000,000,000 at any time.

8.15  Restricted Group Debt. Prior to the Collateral Release Date, none of Volvo, any of its Subsidiaries or any member of the Restricted Pledgee Group will incur Indebtedness or provide a Material Guarantee, except:

(a) Indebtedness of the type described in clause (g) of the definition of Permitted Liens;

(b) Indebtedness incurred under working capital facilities entered into in the ordinary course of business;

(c) Indebtedness owing to the Issuer or any Subsidiary; provided that any such Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated in right of payment to any Indebtedness owing by Volvo or any of its Subsidiaries or such member of the Restricted Pledgee Group to the Issuer or any Subsidiary Guarantor;

(d) Indebtedness consisting of subsidized loans made, or guaranteed, by a governmental or quasi-governmental entity (including any international organization or agency);

(e) Indebtedness outstanding as of the Closing Date and any Permitted Refinancing thereof;

(f) in the case of any member of the Restricted Pledgee Group, any additional Indebtedness; provided that (i) the Borrowing Base Coverage Ratio after giving pro forma effect to the incurrence and application of proceeds thereof is at least 1.15 to 1.00 and (ii) any dividends received by the Issuer from the proceeds of any such Indebtedness in excess of $250,000,000 are reinvested in the Issuer’s business within 15 months or, to the extent not so reinvested, are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement (together with any applicable prepayment premium provided in Section 2.24(b) of the Credit Agreement); and

(g) in the case of Volvo and its Subsidiaries, additional Material Guarantees and Indebtedness in an Outstanding Amount with respect to all such Material Guarantees and Indebtedness not to exceed $1,000,000,000 at any time;

provided, in each case, that the Outstanding Amount of such Indebtedness or Material Guarantees shall reduce the Eligible Value (but not below zero) of the Capital Stock or intercompany notes of such Person that constitute Collateral as provided in Schedule 1.1B to the Credit Agreement.

8.16  Asset Sale Restrictions.

(a) Receivables and Inventory. The Issuer shall not, and shall not permit any Subsidiary Guarantor to, Dispose of any receivables or inventory included in the Borrowing Base, except in the ordinary course of business.

(b) Non-Core Assets. The Issuer shall not, nor shall it permit any Subsidiary to (i) Dispose of all or any portion of the Capital Stock (including by way of merger), or all or substantially all of the assets, of  Automotive Components Holdings, and/or Automobile Protection Corp., unless in each case, the Net Cash Proceeds thereof are reinvested in the business of the Issuer within 15 months of such Disposition or, to the extent not so reinvested, are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement.

(c) Volvo. The Issuer shall not, nor shall it permit any Subsidiary to, Dispose of (i) all or any portion of the Capital Stock (including by way of merger) or to Dispose of (other than in the ordinary course of business or to another Subsidiary or the Issuer) more than 20% of the then Consolidated Total Assets of Volvo (initially determined based upon the audited financial statements of Volvo for the fiscal year ending December 31, 2005 and, commencing with the delivery of financial statements of Volvo delivered pursuant to Section 6.2 of the Credit Agreement, based upon the most recent consolidated balance sheet of Volvo contained therein) in a single transaction or a series of related transactions, unless (A) after giving pro forma effect to such Disposition and the application of proceeds thereof, the Borrowing Base Coverage Ratio is at least 1.25 to 1.00, (B) the greater of (1) 50% of the Net Cash Proceeds thereof and (2) the amount of such proceeds necessary so that, after giving pro forma effect to such Disposition and application of proceeds thereof, the Borrowing Base Coverage Ratio is at least 1.25 to 1.00, are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement and (C) the remaining Net Cash Proceeds of such Disposition are reinvested in the business of the Issuer within 15 months of such Disposition or, to the extent not so reinvested, are applied as Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement or (ii) the Volvo Trade Name except in connection with a Disposition of all or substantially all of the Capital Stock or assets of Volvo.

(d) Ford Motor Credit. The Issuer shall not permit any Disposition or issuance of the Capital Stock of FMCC that results in the Issuer owning, directly or indirectly, less than 49% of the outstanding Capital Stock of FMCC. The Issuer shall not permit any other Disposition or issuance of the Capital Stock of FMCC unless (i) in the case of a primary offering of Capital Stock of FMCC, the Net Cash Proceeds of such Disposition are reinvested in the business of FMCC within 15 months of such Disposition or, to the extent not so reinvested, are applied as a Mandatory Prepayment pursuant to Section 2.18(a) and (ii) in the case of a Disposition of the Capital Stock of FMCC by the Issuer or any Subsidiary thereof, the Net Cash Proceeds thereof in an amount equal to the product of the Eligible Value of such Capital Stock constituting Eligible FMCC Pledged Equity and the Advance Percentage therefor as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement.

(e) Ford Global Technologies. The Issuer shall not permit the Disposition of all or any portion of the Capital Stock (including by way of merger), or all or substantially all of the assets, of Ford Global Technologies, LLC, except pursuant to Section 7.7(b)(i) of the Credit Agreement.

(f) Principal Trade Names. The Issuer shall not Dispose of any Principal Trade Name.

(g) Other Principal Trade Names. The Issuer shall not Dispose of any Other Principal Trade Name unless (i) after giving pro forma effect to such Disposition and the application of proceeds thereof, the Borrowing Base Coverage Ratio is at least 1.00 to 1.00 and (ii) the greater of (A) 50% of the Net Cash Proceeds thereof and (B) the amount of such proceeds necessary so that, after giving pro forma effect to such Disposition and application of proceeds thereof, the Borrowing Base Coverage Ratio is at least 1.00 to 1.00, are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement.

(h) Material PDMP. The Issuer shall not, nor shall it permit, any Subsidiary Guarantor to Dispose of any PDMP having a Net Book Value in excess of $250,000,000 in a single transaction or a series of related transactions unless (i) after giving pro forma effect to such Disposition and the application of proceeds thereof, the Borrowing Base Coverage Ratio is at least 1.00 to 1.00 and (ii) the Eligible Value of the Eligible PDMP PP&E is reduced as provided in Schedule 1.1B of the Credit Agreement.

(i) Other Material Assets. The Issuer shall not, nor shall it permit any Subsidiary Guarantor to Dispose of any other Collateral not otherwise covered in paragraphs (a) through (h) above (other than in the ordinary course of business) having a Net Book Value equal to or greater than $500,000,000 in a single transaction or a series of related transactions unless (i) after giving pro forma effect to such Disposition and the application of proceeds therefrom, the Borrowing Base Coverage Ratio is at least 1.15 to 1.00 and (ii) Net Cash Proceeds thereof are reinvested in the business of the Issuer within 15 months of such Disposition or, if not so reinvested, are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement.

Notwithstanding anything in this Section 8.16 to the contrary, (A) any Disposition described in paragraphs (b), (c), (g), (h) or (i) above shall be permitted if (1) 100% of the Net Cash Proceeds of such Disposition are applied as a Mandatory Prepayment pursuant to Section 2.18(a) of the Credit Agreement and (2) at least 75% of the consideration for such Disposition is in the form of cash or cash equivalents and (B) any Disposition described in this Section 8.16 shall be permitted if such Disposition is to the Issuer, any Subsidiary Guarantor or, in the case of paragraph (b), any wholly-owned Subsidiary of the Issuer. In addition it is understood that the Issuer and its Subsidiaries may otherwise Dispose of their assets except to the extent expressly restricted pursuant to Sections 7.5, 7.7 and 7.9 of the Credit Agreement.

8.17  Restricted Payments. The Issuer will not (i) pay any dividend (other than dividends payable solely in stock of the Issuer) on, or redeem, retire or purchase, for cash consideration, its common stock (including any Class B stock, “Common Stock”), (ii) optionally prepay, repurchase, redeem or otherwise optionally satisfy or defease with cash or cash equivalents any Material Unsecured Indebtedness or any Permitted Second Lien Debt (other than the Note) and (iii) so long as the Note is outstanding, make any cash payments to holders of convertible debt securities with respect to the conversion value of any convertible debt securities upon the conversion thereof (any such payment referred to in clauses (i), (ii) and (iii), a “Restricted Payment”), other than:

(a) repurchases of shares of Common Stock upon the exercise of stock options or warrants for such Common Stock;

(b) repurchases of shares of Common Stock from officers, directors and employees or any executive or employee savings or compensation plans;

(c) derivatives or forward purchase agreements entered into to hedge obligations to repurchase Capital Stock under paragraphs (a) and (b) of Section 7.6 of the Credit Agreement or in connection with the issuance of convertible debt securities;

(d) any Permitted Refinancing of Material Unsecured Indebtedness or any Permitted Second Lien Debt; provided that a certificate of a Responsible Officer of the Issuer is delivered to the holder at least five Business Days (or such shorter period as the holder may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Issuer has determined in good faith that such terms and conditions satisfy the foregoing requirement and such terms and conditions shall be deemed to satisfy the foregoing requirement unless the holder notifies the Issuer within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(e) any Restricted Payments constituting redemption or other prepayment of Material Unsecured Indebtedness having a scheduled final maturity prior to the maturity date of the Note; provided that such redemption or prepayment occurs no earlier than the date that is six months prior to such scheduled final maturity;

(f) additional Restricted Payments in an aggregate amount not to exceed $250,000,000 during any fiscal year and $500,000,000 in the aggregate;

(g) additional redemptions or prepayments of Material Unsecured Indebtedness or Permitted Second Lien Debt in an aggregate amount not to exceed $250,000,000 during any fiscal year and $500,000,000 in the aggregate; and

(h) additional Restricted Payments at any time after January 1, 2010 in an amount not to exceed the Cumulative Growth Amount at such time.

8.18           Subsidiary Financial Statements.   The Issuer shall deliver to the holder (a) statutory audited consolidated financial statements for each of FMCC, Ford South Africa and Volvo, (b) statutory audited annual statements for each of Ford Argentina, Ford Canada, Grupo Ford and Ford Mexico and (c) during any period when the Capital Stock of any other Foreign Pledgee has an Eligible Value of greater than $0, the statutory audited annual financial statements for such Foreign Pledgee (commencing with the statements that have been used as the basis for such Eligible Value), in each case, promptly after the same become available; provided that the failure to deliver such financial statements shall not otherwise constitute a default or an event of default hereunder.

8.19           Negative Pledge. The Issuer will not itself, and will not permit any Manufacturing Subsidiary to, incur, issue, assume, guarantee or suffer to exist any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being herein called “Debt”), secured by pledge of, or mortgage or lien on, any Principal Domestic Manufacturing Property of the Issuer or any Manufacturing Subsidiary, or any shares of stock of or Debt of any Manufacturing Subsidiary (such mortgages, pledges and liens being hereinafter called “Pledge” or “Pledges”), without effectively providing that the Note shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt so secured plus all Attributable Debt of the Issuer and its Manufacturing Subsidiaries in respect of Sale and Leaseback Transactions would not exceed 5% of the Consolidated Net Tangible Automotive Assets; provided, however, that this Section 8.19 shall not apply to Debt secured by:

(a) Pledges of property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(b) Pledges in favor of the Issuer or any Manufacturing Subsidiary;

(c) Pledges in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(d) Pledges of property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of, or within 60 days after, the acquisition of such property or shares or Debt for the purpose of financing all or any part of the purchase price thereof; and

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Pledge referred to in the foregoing clauses (a) to (d), inclusive; provided, however, that such extension, renewal or replacement Pledge shall be limited to all or a part of the same property, shares of stock or Debt that secured the Pledge extended, renewed or replaced (plus improvements on such property).

8.20            Sales and Leasebacks. The Issuer will not itself, and it will not permit any Manufacturing Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Issuer or any Manufacturing Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Issuer or a Manufacturing Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Manufacturing Property which has been or is to be sold or transferred by the Issuer or such Manufacturing Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Manufacturing Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(a) the Issuer or such Manufacturing Subsidiary could create Debt secured by a Mortgage pursuant to Section 8.19 on the Principal Domestic Manufacturing Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Note; or

(b) the Issuer, within 120 days after the sale or transfer shall have been made by the Issuer or by a Manufacturing Subsidiary, applies an amount equal to the greater of:

(i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement; or

(ii) the fair market value of the Principal Domestic Manufacturing Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of the Issuer, its President, any Executive Vice President of the Issuer, any Group Vice President of the Issuer, any Vice President of the Issuer, its Treasurer or its Controller); to the retirement of Funded Debt of the Issuer; provided, however, that the amount to be applied to the retirement of Funded Debt of the Issuer shall be reduced by the principal amount of Funded Debt voluntarily retired by the Issuer within 120 days after such sale.

8.21.  Changes in Subsidiary Guarantors.  If any subsidiary of the Issuer, other than the subsidiaries that are parties to the Guaranty, guarantees the Credit Agreement, the Issuer shall promptly cause such subsidiary to become a party to the Guaranty.  If any subsidiary of the Issuer that is a party to the Guaranty no longer guarantees the Credit Agreement in accordance with its terms, that subsidiary automatically shall be deemed to have been released from the Guaranty and the Purchaser or any holder of the Note shall, at the request of the Issuer or such subsidiary, promptly execute and deliver such documents as shall reasonably evidence such release.

8.22  Amendment.  If the terms of any applicable covenant (and any equivalent or related provision or related definition) in Section 6 and Section 7 of the Credit Agreement are amended or modified or a replacement credit agreement is executed in connection with any refinancing of the Credit Agreement, the corresponding covenant in Sections 8.9 through 8.20 of this Note (and any equivalent or related provision or related definition herein) will, subject to Section 8.23, be deemed to be automatically amended accordingly.

8.23  Limited Applicability. Subject in all respects to clause (iii) of the first proviso in Section 8.6, if (i) the Loan Documents (as defined in the Commitment Letter) cease to be in full force and effect or (ii) the multi-draw term loan facility set forth in the Loan Documents (as defined in the Commitment Letter) ceases to constitute a Junior Lien Debt as a result of the circumstances described in the last paragraph of Section 15 of the Term Sheet attached to the Commitment Letter as Appendix A thereto, the covenants set forth in Sections 8.9 through 8.20 shall not apply and Section 9(h) shall be deemed to be automatically amended and restated to read as follows: "an event of default under the Credit Agreement shall have occurred and be continuing that has resulted in any outstanding indebtedness or other obligations thereunder to be declared immediately due and payable." "Commitment Letter" means the Conditional Commitment Letter by and between United States Department of Energy and Ford Motor Company, dated as of June 23, 2009.

ATTACHMENT C

SCHEDULE I
SUBSIDIARY GUARANTORS

			Federal
			Taxpayer		Principal
Legal Name		Organizational Number	Identification Number	State of Formation	Place of Business
3000 Schaefer Road Company	Corporation	144453	38 - 1906301	Michigan	Michigan

Ford BH 1 Ltd.*	Company Limited by Shares	41950	N/A	Bermuda	Michigan

Ford BH 2 Ltd.*	Company Limited by Shares	41950	N/A	Bermuda	Michigan

Ford European Holdings LLC	Limited Liability Company	2974559	38 - 3442908	Delaware	Michigan

Ford Global Technologies, LLC	Limited Liability Company	3593792	38 - 6058810	Delaware	Michigan

Ford Holdings LLC	Limited Liability Company	2206682	38 - 2890269	Delaware	Michigan

Ford International Capital LLC*	Limited Liability Company	4467134	26 - 1538425	Delaware	Michigan

Ford Mexico Holdings, Inc.*	Corporation	3281198	38 - 3563830	Delaware	Michigan

Ford Motor Service Company	Corporation	486480	38 - 3364381	Michigan	Michigan

Ford Motor Vehicle Assurance Company, LLC	Limited Liability Company	4083499	38 - 3419908	Delaware	Michigan

Ford South America Holdings, LLC	Limited Liability Company	3080817	38 - 0549190	Delaware	Michigan

Ford Trading Company, LLC	Limited Liability Company	2919002	38 - 0549190	Delaware	Michigan

Ford Component Sales, L.L.C.	Limited Liability Company	2830472	38 - 3384550	Delaware	Michigan

Grupo Ford, S. de R.L. de C.V. *	Corporation	N/A	N/A	Mexico	Mexico

Volvo Cars of North America, LLC	Limited Liability Company	0906002	31 - 1814807	Delaware	Michigan

Volvo Holding Company Inc*	Corporation	2770399	38 - 3441286	Delaware	Michigan

*	Guaranties have limited recourse to the pledged assets of the relevant entity.